SECURITIES AND EXCHANGE COMMISSION

                      Washington, D.C.  20549

                              Form 8-K

                           CURRENT REPORT

                  Pursuant to Section 13 or 15(d) of
                  the Securities Exchange Act of 1934

                   Date of Report - January 23, 2001

                 UNION NATIONAL FINANCIAL CORPORATION
        (Exact name of registrant as specified in its charter)



    Pennsylvania                0-19214            23-2415179
---------------------------    -------------      -----------

State or other jurisdiction (Commission File     (IRS Employer
    of Incorporation)             Number)       Identification
                                                   Number)

   101 East Main Street, P.O. Box 567
         Mount Joy, Pennsylvania                        17552
---------------------------------------            --------------
(Address of principal executive offices)              (Zip Code)



 Registrant's telephone number including area code: (717) 653-1441
                                                    --------------


                                N/A
-----------------------------------------------------------------
   (Former name or former address, if changed since last report)

Item 1.    Changes in Control of Registrant

           Not Applicable.

Item 2.    Acquisition or Disposition of Assets.

           Not Applicable.

Item 3.    Bankruptcy or Receivership.

           Not Applicable.

Item 4.    Changes in Registrant's Certifying Accountant.

           Not Applicable.

Item 5.    Other Events.

           On January 23, 2001, Union National Financial
  Corporation issued a press release reporting annual and fourth quarter earnings and announcing the first quarter cash dividend for 2001. The aforementioned is attached as an exhibit to this Current Report on Form
8-K.

Item 6.    Resignations of Registrant's Directors.

           Not Applicable.

Item 7.    Financial Statements and Exhibits.

           (a)    Not Applicable.

           (b)    Not Applicable.

           (c)    Exhibits:
                  99.1     Press Release
                  99.2     Letter to Shareholders

Item 8.    Change in Fiscal Year.

           Not Applicable.

Item 9.    Regulation FD Disclosure.

           On January 23, 2001, Union National Financial
 Corporation issued a Letter to Shareholders detailing various initiatives implemented in 2000. The aforementioned is attached as an exhibit to this Current Report on Form 8-K.

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                             UNION NATIONAL FINANCIAL CORPORATION
                             (Registrant)


Dated: January 23, 2001      /s/Mark D. Gainer
                             ----------------------------------

                             Mark D. Gainer,
                             President & Chief Executive Officer

                            EXHIBIT INDEX

                                        Page Number in
Exhibit                                 Manually Signed Original

99.1          Press Release             5
99.2          Letter to Shareholders    8

                          EXHIBIT 99.1

                          Press Release

                          PRESS RELEASE

      Union National Financial Corporation Reports Annual and

Fourth Quarter Earnings and Announces First Quarter Cash Dividend

Mount Joy, Pennsylvania, January 23, 2001. Union National Financial Corporation, the parent bank holding company of Union National Community Bank, has reported earnings for the year ended December 31, 2000, of $1,667,000, as compared to $3,085,000 for
1999. Union National also reported a consolidated net loss of $75,000 for the fourth quarter of 2000, as compared to net income of $763,000 for the same period of 1999. Basic earnings per share for the year ended December 31, 2000, amounted to 65 cents and diluted earnings per share amounted to 64 cents, as compared to basic and diluted earnings per share of $1.17 in 1999. Basic and diluted earnings per share amounted to a loss of three cents for the fourth quarter of 2000, as compared to net income of 29 cents for the same period of 1999.

Union National attributes the decline in earnings to rising short-term interest rates that have resulted in a narrowing net interest margin percentage and to costs associated with the following strategic initiatives:
* Outsourcing our core data processing system and implementing new technologies to provide flexibility and efficiency in delivering products and services to our customers. Key processing enhancements include a bank-wide network and integrated teller, ATM, sales and processing platforms, data warehouse, voice response and trust systems. These enhancements were essentially implemented in the fourth quarter of 2000.
These improvements are expected to prepare us for consumer and business interactive banking on the internet.
* Embarking upon a Business Process Improvement project to help us build an effective organizational structure, develop operational efficiencies, identify fee income opportunities and enhance profitability management. This project continues in 2001, with its benefits expected to begin in the second half of the year.
* Establishing a Wealth Management Group to help our clients build and protect their financial futures. The Wealth Management Group is strategically located in downtown Lancaster.
* Opening a new office at 401 Locust Street in Columbia to further penetrate the Columbia-Wrightsville market.

In addition, for the fourth quarter, the corporation offered an early retirement plan that resulted in a charge to net income of $243,000 for costs related to employees who took advantage of the plan. This staff reduction will result in significant cost savings with an expected payback of approximately one year.

The Board of Directors of Union National Financial Corporation recently approved the payment of its first regular quarterly cash dividend for 2001. The cash dividend of 10.5 cents per share is payable on February 5, 2001, to stockholders of record on January 25, 2001. The dividend paid for the first quarter of 1999 was
14.3 cents per share.

Total assets of Union National Financial Corporation totaled $282,680,000 on December 31, 2000, an increase of 4.9% from December 31, 1999. Total loans amounted to $185,981,000, an increase of 6.4% from December 31, 1999, while total deposits amounted to $212,545,000, an increase of 1.6%.
Union National Community Bank, the sole and wholly-owned subsidiary of Union National Financial Corporation, has been serving its communities for more than 147 years. The Bank operates eight offices in Lancaster County.

For Further Information, Please Contact:
Mark D. Gainer, President/CEO
Union National Financial Corporation
101 East Main Street
P.O. Box 567
Mount Joy, PA 17552-0567
(717) 653-1441

This press release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. Such factors include the possibility that increased demand or prices for the company's financial services and products may not occur, changing economic and competitive conditions, technological developments and other risks and uncertainties, including those detailed in the Company's filings with the Securities and Exchange Commission.

                           EXHIBIT 99.2

                       Letter to Shareholders

January 23, 2001


Dear Shareholder:

     Shareholder value - no matter how you measure it or how many shares you own, it's very important to you and to us. As we face the challenges of the "new economy", we find ourselves in a rapidly changing industry. That is why we have implemented significant strategic initiatives during the last year at Union National. Initiatives that we believe will successfully position us for the future as we make the transition from a traditional bank to a progressive financial services provider who will effectively compete in the 21st century.

     In last year's annual report I stated that we would be making necessary changes over the following 24 months. In reality, we have condensed many of those initiatives into the past nine months. Some of those strategic initiatives are as follows:

* Embarking upon a Business Process Improvement project to help us build an effective organizational structure, develop operational efficiencies, identify fee income opportunities, and enhance profitability management. This project continues in 2001, with its benefits expected to begin in the second half of the year.
* Changing our core data processing system to enable us to leverage technology to provide flexibility and efficiency in delivering products and services to our customers. Key processing enhancements include integrated teller, ATM, sales and processing platforms, data warehouse and trust systems. These improvements build the foundation for consumer and business interactive banking on the internet.
* Establishing a Wealth Management Group to help our clients build and protect their financial futures.
* Expanding our Business Banking Group to focus one of our strengths on a growing market.
* Opening a new office at 401 Locust Street in Columbia to further penetrate the Columbia-Wrightsville market.
* Introducing Express-24, an automated telephone system that enables customers to check balances, make transfers, and more.
In just six months the usage has increased from 5,000 inquiries per month to 16,000 inquiries in December.
* Utilizing a Marketing Customer Information File (MCIF) to help us identify needs and opportunities within our customer base.
* Focusing on Customer Relationship Management in order to retain and expand relationships in a profitable manner.

     So significant were the changes at Union National that we called the process Quantum Leap 2000. It is our intention to transform Union National, both technologically and culturally, into the premier community financial services and financial solutions provider in our market.

     In conjunction with the above initiatives, the corporation undertook an early retirement plan that resulted in a charge in the fourth quarter for the costs related to ten employees who took advantage of the early retirement package. This staff reduction will result in significant cost savings in the future. However, all of these strategic initiatives have a price, as indicated in the enclosed copy of the press release, and have resulted in decreased earnings. We made the decision to implement these initiatives in 2000, and incur the corresponding expenses, in order to move Union National forward as quickly as possible to take advantage of market opportunities. Additional specifics of these initiatives and their financial impact will be disclosed in our annual report.

     Our stock price has also been impacted. While the Nasdaq Composite Index fell 39% in 2000, Union National's stock price declined 26%. The median of Pennsylvania banks' market price to book value was 1.44, as of September 30, 2000. Union National was trading at 1.32 times book value, as of the same date. Over the past two years there has been a fundamental shift in the preference of investors from value to growth stocks. Further, our dividend level for 2001 will be modestly lowered to adjust for the earnings and stock price changes. The dynamics of the market continue to change. However, we are in this for the long run, and we believe that the changes we have made position Union National for the future, and will enable us to enhance long-term shareholder value.

     This past year has been a very challenging one for our industry in general, and certainly also for Union National. But in all challenges there are opportunities, if one is open to seeking them and prepared to take the actions necessary to take advantage of them. We continue to focus on becoming a performance-driven organization that delivers extraordinary customer service. Our vision statement is simple-- "To be the first choice for progressive financial solutions".

     Your continued support and confidence are greatly appreciated.

Sincerely yours,

/s/ Mark D. Gainer

Mark D. Gainer
President/CEO